Exhibit 99.1

Contact:	Sheila Davis Public Relations/Investor Relations Manager sdavis@winnebagoind.com 641/585-6803

WINNEBAGO INDUSTRIES ANNOUNCES RETIREMENT OF

EDWIN F. BARKER AND ELECTION OF ROBERT J. OLSON

TO THE POSITION OF PRESIDENT

FOREST CITY, IOWA, May 1, 2007 -- Winnebago Industries, Inc. (NYSE: WGO), announced that Company President Edwin F. Barker is retiring from the Company effective May 4, 2007. Robert J. Olson, Senior Vice President, Operations, has been elected President to fill that role.

Olson, 55, is a 37-year veteran of Winnebago Industries. He has served as Vice President, Manufacturing and most recently as Senior Vice President, Operations since January 2006. Olson began his career with the company in 1969 as an hourly production employee. He served in progressively more responsible positions in manufacturing and material management, leading to his promotion to Vice President, Manufacturing in 1996.

“Bob’s experience with the Company and his solid background in manufacturing management will suit him well in his new role as President,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “Bob has played an integral role in decision making for the Company, as well as overseeing new construction and introducing Lean Manufacturing. Bob will be a valuable asset in his new leadership position.”

President since May 2005, Barker, 59, began his career at Winnebago Industries in April 1969 as a cost accountant and has served in various financial and management positions since that time. During his tenure with the Company, he also served as Senior Vice President, Chief Financial Officer and Controller.

“While we wish Ed well in retirement; he will certainly be missed,” said Hertzke. “We are extremely grateful for his contribution to Winnebago Industries’ success throughout his 38-year tenure with the Company. He played a vital role in helping Winnebago Industries become a leader in the motor home industry in profitability returns such as return on invested capital since fiscal 1999. We are pleased that in retirement, Ed has agreed to continue to be available for consultation with the Company on an ongoing basis.”

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

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